-----BEGIN PRIVACY-ENHANCED MESSAGE-----
Proc-Type: 2001,MIC-CLEAR
Originator-Name: webmaster@www.sec.gov
Originator-Key-Asymmetric:
 MFgwCgYEVQgBAQICAf8DSgAwRwJAW2sNKK9AVtBzYZmr6aGjlWyK3XmZv3dTINen
 TWSM7vrzLADbmYQaionwg5sDW3P6oaM5D3tdezXMm7z1T+B+twIDAQAB
MIC-Info: RSA-MD5,RSA,
 FalE8ZjAOgjF4kIu9l54OyeXqTS9d/Bz0orm5Y/0sdVtNzSPgOTJLCkoAiT4QGr3
 Pyfq96UPqwX9iQ3NoKdssA==

<SEC-DOCUMENT>0001013594-09-001617.txt : 20101012
<SEC-HEADER>0001013594-09-001617.hdr.sgml : 20101012
ACCESSION NUMBER:		0001013594-09-001617
CONFORMED SUBMISSION TYPE:	SC 13G/A
PUBLIC DOCUMENT COUNT:		1
FILED AS OF DATE:		20101012
DATE AS OF CHANGE:		20101012

SUBJECT COMPANY:

	COMPANY DATA:
		COMPANY CONFORMED NAME:		St. George Investments, LLC
		CENTRAL INDEX KEY:			0001474389
		IRS NUMBER:				261868357
		STATE OF INCORPORATION:			IL
		FISCAL YEAR END:			1231

	FILING VALUES:
		FORM TYPE:		SC 13G/A
		SEC ACT:		1934 Act

	BUSINESS ADDRESS:
		STREET 1:		303 EAST WACKER DRIVE
		STREET 2:		SUITE 1200,
		CITY:			CHICAGO
		STATE:			IL
		ZIP:			60601
		BUSINESS PHONE:		(312) 297-7008

	MAIL ADDRESS:
		STREET 1:		303 EAST WACKER DRIVE
		STREET 2:		SUITE 1200,
		CITY:			CHICAGO
		STATE:			IL
		ZIP:			60601
</SEC-HEADER>
<SEQUENCE>1
                                          Page 1 of 4 Pages



                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G/A


                    Under the Securities Exchange Act of 1934


                       	  	Helix Wind Corp.
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)


                                    42331P106
                                 (CUSIP Number)




                               January 27, 2010
             (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
                                |X| Rule 13d-1(b)
                                [ ] Rule 13d-1(c)
                                [ ] Rule 13d-1(d)

================================================================================
  1      NAME OF REPORTING PERSON

         St. George Investments, LLC

- --------------------------------------------------------------------------
  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)[ ]
                                                                     (b)[ ]

- --------------------------------------------------------------------------
  3      SEC USE ONLY

- --------------------------------------------------------------------------
-
                                           Page 2 of 4 Pages

  4      CITIZENSHIP OR PLACE OF ORGANIZATION

         Illinois
- --------------------------------------------------------------------------
        NUMBER OF              5    SOLE VOTING POWER

          SHARES                    Up to 9.9% of outstanding shares
                         ---------------------------------------------------
       BENEFICIALLY            6    SHARED VOTING POWER

         OWNED BY                   0
                         ---------------------------------------------------
           EACH                7    SOLE DISPOSITIVE POWER

        REPORTING                   Up to 9.9% of outstanding shares
                         ---------------------------------------------------
          PERSON               8    SHARED DISPOSITIVE POWER

           WITH                     0

- --------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         Up to 9.9% of outstanding shares
- --------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES                                             [ ]

- --------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         Up to 9.9%
- --------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON

         OO (Limited Liability Company)
================================================================================
-
                                          Page 3 of 4 Pages




                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  October 12, 2010

                                        ST. GEORGE INVESTMENTS, LLC

                                        By:  Fife Trading, Inc
                                             Manager

                                        By:      /s/ John Fife
                                                 John Fife, President




                                         Page 4 of 4 Pages